EXHIBIT 99.1

Mercury Computer Systems, Inc. Announces Exercise of Over-Allotment Option

CHELMSFORD, Mass, April 23, 2004 – Mercury Computer Systems, Inc. (NASDAQ: MRCY) announced today that the initial purchasers in its recently announced private offering, pursuant to Rule 144A, of $100 million principal amount of 2.00% convertible senior notes due 2024, have exercised their over-allotment option to purchase an additional $25 million aggregate principal amount of such notes. The sale of the notes is expected to close on April 29, 2004.

The notes will be offered only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Mercury’s control, and could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, Mercury’s ability to complete the offering of convertible senior notes on the anticipated timetable, market conditions, and other risks and uncertainties detailed from time to time in Mercury’s filings with the Securities and Exchange Commission.

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Contacts:

Diane Basile	Troy McCombs
Mercury Computer Systems, Inc.	Coltrin & Associates
978-967-3105	212-221-1616